Exhibit 5.1
April 13, 2010
PAA Natural Gas Storage, L.P.
333 Clay Street, Suite 1500
Houston, Texas 77002
Ladies & Gentlemen:
          We have acted as counsel to PAA Natural Gas Storage, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 11,500,000 common units representing limited partner interests in the Partnership (the “Common Units”).
          We are rendering this opinion as of the time the Registration Statement, as defined below, becomes effective in accordance with Section 8(a) of the Securities Act.
          As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
          Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:
1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1 (File No. 333-164492), as amended, to which this opinion is an exhibit and relating to the Common Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and non-assessable.

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April 13, 2010 Page 2
          The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware.
          We hereby consent to the reference to us under the heading “Validity of the Common Units” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very Truly Yours,
/s/ Vinson & Elkins LLP